7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-4037	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS FOURTH QUARTER

AND FULL YEAR 2007 RESULTS

        Evansville, Indiana, March 20, 2008 - Shoe Carnival, Inc. (NASDAQ: SCVL) a leading retailer of value-priced footwear and accessories, today announced sales and earnings for the fourth quarter and fiscal year ended February 2, 2008. The fourth quarter of fiscal 2007 included 13 weeks compared to 14 weeks in the fourth quarter of fiscal 2006 and the full fiscal year of 2007 included 52 weeks compared with 53 weeks in the full fiscal year of 2006.

Fourth Quarter Results

        Net earnings for the thirteen-week fourth quarter were $1.1 million compared to net earnings of $5.1 million in the fourteen-week fourth quarter ended February 3, 2007. Diluted earnings per share were $0.09 per share compared to $0.37 per share last year. The extra week included in the fourth quarter of fiscal 2006, increased diluted earnings per share in that quarter by approximately $0.05.

        Sales for the thirteen-week period ended February 2, 2008, were $164.3 million compared to sales of $177.2 million for the fourteen-week period ended February 3, 2007. Sales of approximately $11.5 million were recorded in the extra week of the fourth quarter of fiscal 2006. Comparable store sales for the thirteen-week period ended February 2, 2008, decreased 5.7 percent compared with the thirteen-week period ended February 3, 2007.

        The gross profit margin for the fourth quarter of 2007 was 27.5 percent compared to 28.1 percent for the fourth quarter of 2006. As a percentage of sales, the merchandise margin remained unchanged from last year's fourth quarter, while buying, distribution and occupancy costs increased 0.6 percent. The increase in buying, distribution and occupancy costs, as a percentage of sales, was due primarily to the deleveraging effect of lower sales.

       Selling, general and administrative expenses for the fourth quarter were $43.6 million, or 26.5 percent of sales, compared to $41.8 million, or 23.6 percent of sales, in the fourth quarter of 2006. The increase in selling, general and administrative expenses was due to operating an additional 20 stores during the quarter compared to same period last year and recording a non-cash impairment charge to assets for certain stores management has committed to close.

        Operating income for the fourth quarter was $1.6 million compared to $7.9 million in the fourth quarter of 2006. Operating margin for the fourth quarter was 1.0 percent compared to 4.5 percent in the same period last year.

Fiscal 2007 Results

        Net sales were $658.7 million for the fiscal year compared to net sales of $681.7 million last year. Comparable store sales for the 52-week period ended February 2, 2008, decreased 5.2 percent compared with the 52-week period ended February 3, 2007.

        Net earnings for fiscal 2007 were $12.8 million, or $0.97 per diluted share, compared to net earnings of $23.8 million, or $1.73 per diluted share, last year.

        Commenting on the results, Mark Lemond, chief executive officer and president said, "Fiscal 2007 proved to be a difficult period for us and footwear retailers in general. The challenging economic environment continued to directly affect our targeted moderate income consumer, and consequently, had a negative impact on both traffic and sales."

        "Our merchandising and store operations teams did a commendable job of maintaining our merchandise margins in the fourth quarter and for the full fiscal year. Importantly, we ended fiscal 2007 with inventories on a per store basis almost 5 percent lower than last year."

        "We anticipate the retail environment will again be challenging in fiscal 2008. However, we believe our strong brand name in our core markets along with a cost efficient operating model provides us with opportunities for growth in market share and improved profitability. For fiscal 2008, our primary focus will be on enhancing store performance metrics and continuing our efforts to provide long-term earnings growth to our shareholders."

Store Growth

        During fiscal 2007, 25 new stores were opened and five were closed to end the year at 291 stores. One store was opened in the fourth quarter and three were closed. Our retail selling space increased 176,000 square feet during fiscal 2007 bringing our total retail selling space to 3.2 million square feet.

Store openings and closings by quarter and for the year are as follows:

	New Stores	Stores Closed
1st Quarter 2007	7	0
2nd Quarter 2007	6	0
3rd Quarter 2007	11	2
4th Quarter 2007	1	3
Fiscal 2007	25	5

        The one store that opened during the fourth quarter included a location in:

City	Market/Total Stores in Market
McHenry, IL	Chicago/22

Conference Call

        Today, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the fourth quarter results. The public can listen to the live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Record Date and Date of Annual Shareholder Meeting

        The Company also announced that June 12, 2008 has been set as the date for the Annual Meeting of Shareholders and April 25, 2008 was set as the shareholder record date.

Cautionary Statement Regarding Forward-Looking Information

        This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People's Republic of China, Brazil, Spain and East Asia, the primary manufacturers of footwear; and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear. See ITEM 1A. RISK FACTORS of our Annual Report on Form 10-K for the fiscal year ended February 3, 2007.

        In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

        Shoe Carnival is a chain of 293 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen	Fourteen	Fifty-two	Fifty-three
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	February 2, 2008	February 3, 2007	February 2, 2008	February 3, 2007

Net sales	$164,341	$177,221	$658,680	$681,662
Cost of sales (including buying,
distribution and occupancy costs)	119,091	127,475	472,831	482,888

Gross profit	45,250	49,746	185,849	198,774
Selling, general and administrative
expenses	43,647	41,814	166,717	161,144

Operating income	1,603	7,932	19,132	37,630
Interest income	(79)	(372)	(690)	(1,235)
Interest expense	85	45	264	152

Income before income taxes	1,597	8,259	19,558	38,713
Income tax expense	470	3,133	6,751	14,949

Net income	$1,127	$5,126	$12,807	$23,764

Net income per share:
Basic	$0.09	$0.38	$0.99	$1.78

Diluted	$0.09	$0.37	$0.97	$1.73

Average shares outstanding:
Basic	12,492	13,469	12,922	13,373

Diluted	12,577	13,833	13,158	13,744

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 2, 2008	February 3, 2007

ASSETS
Current Assets:
Cash and cash equivalents	$9,177	$34,839
Accounts receivable	411	948
Merchandise inventories	200,781	196,662
Deferred income tax benefit	2,340	2,088
Other	7,221	2,605

Total Current Assets	219,930	237,142
Property and equipment-net	71,686	74,020

Total Assets	$291,616	$311,162

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$67,786	$70,352
Accrued and other liabilities	10,689	14,576

Total Current Liabilities	78,475	84,928
Deferred lease incentives	5,396	6,095
Accrued rent	5,925	6,260
Deferred income taxes	399	781
Deferred compensation	3,559	3,149
Other	1,250	0

Total Liabilities	95,004	101,213
Total Shareholders' Equity	196,612	209,949

Total Liabilities and Shareholders' Equity	$291,616	$311,162

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fifty-two	Fifty-three
	Weeks Ended	Weeks Ended
	February 2, 2008	February 3, 2007

Cash flows from operating activities:
Net income	$12,807	$23,764
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	15,806	14,468
Stock-based compensation	1,365	1,578
Loss on retirement and impairment of assets	1,814	332
Deferred income taxes	(387)	(2,383)
Lease incentives	663	953
Other	(811)	(769)
Changes in operating assets and liabilities:
Accounts receivable	537	(662)
Merchandise inventories	(4,119)	(12,669)
Accounts payable and accrued liabilities	(2,541)	3,653
Other	(5,255)	1,002

Net cash provided by operating activities	19,879	29,267

Cash flows from investing activities:
Purchases of property and equipment	(18,434)	(24,952)
Proceeds from sale of property and equipment	387	7,202
Other	6	2

Net cash used in investing activities	(18,041)	(17,748)

Cash flows from financing activities:
Borrowings under line of credit	72,220	0
Payments on line of credit	(72,220)	0
Proceeds from issuance of stock	700	2,777
Excess tax benefits from stock-based compensation	299	480
Common stock repurchased	(28,499)	(241)

Net cash (used in) provided by financing activities	(27,500)	3,016

Net (decrease) increase in cash and cash equivalents	(25,662)	14,535
Cash and cash equivalents at beginning of year	34,839	20,304

Cash and Cash Equivalents at End of Year	$9,177	$34,839